UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2013

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2013 Corporate Goals / Cash Incentive Bonus Plan

On February 27, 2013, the Board of Directors (the “Board”) of the Company, on the recommendation of the Compensation Committee, determined the 2013 corporate goals relating to the Company’s annual cash incentive bonus plan (the “Plan”) in which the executive officers of the Company are eligible to participate. No current directors of the Company currently participate in the Plan.

The Plan provides cash bonuses based on the achievement of goals related to individual and/or corporate performance in 2013. The amount of the cash bonus that our executive officers are eligible to receive is based on a predetermined target percentage of base salary and is subject to the achievement of corporate and/or individual goals, as follows:

Level	Target Bonus (as a% of Base Salary)	Range of Possible Bonus Payment (as a% of Base Salary)	Weighting Between Corporate and Individual Goals
Chief Financial Officer	35%	0-70%	75% Corporate/25% Individual
Senior Vice Presidents	50%	0-100%	75% Corporate/25% Individual

Individual goals relate to the individual executive officer’s area of responsibility and are designed to facilitate the achievement of the Company’s corporate goals. Executive officers with individual goals may attain between 0% and 200% of their individual goals depending on performance, although the Compensation Committee has the discretion to recognize additional factors and award bonuses outside of this range. Executive officers with corporate goals may attain between 0% and 200% of a corporate goal depending on the extent to which the goal is achieved.

The Company’s corporate goals are described below and are weighted from 0-100% in relative allocation. The Compensation Committee, however, has the discretion to recognize additional factors and assess the Company’s corporate goal achievement up to a maximum 200%. In determining whether the Company’s corporate goals have been achieved beyond 100% and up to a possible 200%, the Compensation Committee will consider factors and achievements it considers appropriate.

The following is a description and relative weighting of the 2013 corporate goals:

•

Synthetic Retinoid Program: Achieve specific milestones related to the regulatory and clinical development progress for the synthetic retinoid program, including the objective of initiating a pivotal trial for the Leber Congenital Amaurosis (LCA) indication. (60%).

•

Transitional and Restructuring Activities: (a) Complete activities related to the previously announced corporate restructuring and related transition services agreement in connection with (i) the divestment of the Visudyne business to Valeant; and (ii) the potential divestment of the punctal plug program to Mati Therapeutics Inc.; and (b) Manage staffing and infrastructure needs to achieve 2013 corporate objectives. (25%).

•	Enhancing Shareholder Value: Evaluate and implement various options to enhance shareholder value through corporate and tax efficiencies, capital return and other opportunities. (15%).

Amended Employment Agreement with Sukhi Jagpal

On February 27, 2013, the Company entered into a letter agreement with Sukhi Jagpal, the Company’s Chief Financial Officer, amending certain terms of Mr. Jagpal’s employment agreement (the “Amendment”). Pursuant to the terms of the Amendment, Mr. Jagpal’s title changes from “Interim Chief Financial Officer” to “Chief Financial Officer”, his base salary increases to Cdn$250,000 per year and he will be entitled to the severance benefits set forth in his employment agreement if he terminates his employment upon at least 60 days’ prior written notice. The foregoing does not purport to be a complete description of the Amendment and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.69 and which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.69	Letter Agreement between the Company and Sukhi Jagpal dated February 27, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

By:	/s/ Jeffrey Meckler
Name:	Jeffrey Meckler
Title:	Chair, Executive Transition Committee

Date: March 5, 2013